EXHIBIT 5.1
LAW OFFICES
Elias, Matz, Tiernan & Herrick L.L.P.
11TH FLOOR
734 15TH STREET, N.W.
WASHINGTON, D.C. 20005

TELEPHONE: (202) 347-0300
FACSIMILE: (202) 347-2172
WWW.EMTH.COM
January 22, 2009
VIA EDGAR
Board of Directors
Parkvale Financial Corporation
4220 William Penn Highway
Monroeville, Pennsylvania 15146
     Re:      Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as special counsel to Parkvale Financial Corporation, a Pennsylvania corporation (the “Corporation”), in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), of a registration statement on Form S-3 (the “Registration Statement”), relating to the registration of (a) a warrant (the “Warrant”) to purchase up to 376,327 shares of common stock, $1.00 par value per share, of the Corporation (“Common Stock”), and (2) up to 376,327 shares of Common Stock issuable pursuant to the Warrant (the “Warrant Shares,” and together with the Warrant, the “Securities”). All of the Securities are being registered for resale from time to time on behalf of certain selling securityholders (the “Selling Securityholders”).
     The Securities were issued pursuant to a Letter Agreement, dated December 23, 2008 (the “Letter Agreement”), between the Corporation and the United States Department of the Treasury, which included the Securities Purchase Agreement — Standard Terms, the Annexes to the Standard Terms and the Schedules to the Letter Agreement (collectively, the “Securities Purchase Agreement”).
     For this purpose, we have reviewed the Registration Statement, the Articles of Incorporation and the Bylaws of the Corporation, the Securities Purchase Agreement, the Warrant, a specimen stock certificate evidencing the Common Stock and such other corporate records and documents as we have deemed appropriate. We are relying upon the originals, or copies certified or otherwise identified to our satisfaction, of the corporate records of the Corporation and such other instruments, certificates and representations of public officials, officers and representatives of the Corporation as we have deemed relevant as a basis for this opinion. In addition, we have assumed, without independent verification, the genuineness of all signatures and the authenticity of all documents furnished to us and the conformance in all respects of copies to originals. Furthermore, we have made such factual inquiries and reviewed such laws as we determined to be relevant for this opinion.

Parkvale Financial Corporation
January 22, 2009

     For purposes of this opinion, we have also assumed that (i) the shares of Common Stock issuable pursuant to the Warrant will continue to be validly authorized on the dates the Common Stock is issued pursuant to the Warrant; (ii) on the dates the Warrant is exercised, the Warrant will constitute a valid, legal and binding obligation of the Corporation and will (subject to applicable bankruptcy, moratorium, insolvency, reorganization and other laws and legal principles affecting the enforceability of creditors’ rights generally) be enforceable as to the Corporation in accordance with its terms; (iii) no change occurs in applicable law or the pertinent facts; and (iv) prior to any sale of the Warrant or the Warrant Shares by the Selling Securityholders, the provisions of “blue sky” and other securities laws as may be applicable will be complied with to the extent required.
     The opinion expressed in clause (i) of the following paragraph is also subject in all respects to the following qualifications: (a) no opinion is rendered as to the availability of equitable remedies including, but not limited to, specific performance and injunctive relief; (b) no opinion is rendered as to the effect of bankruptcy, reorganization, insolvency, fraudulent conveyance, fraudulent transfer, moratorium and other similar laws or equitable principles affective creditors’ rights or remedies; and (c) no opinion is rendered as to the effect of applicable law and court decisions which may hereafter limit or render unenforceable certain rights and remedies.
     Based on the foregoing, and subject to the assumptions set forth herein, we are of the opinion as of the date hereof that: (i) the Warrant constitutes a binding obligation of the Corporation, and (ii) the Warrant Shares, when exercised, issued and paid for as contemplated in the Warrant, will be validly issued, fully paid and nonasseable.
     We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur. This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.
     We hereby consent to the reference to this firm under the caption “Legal Opinion” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours, ELIAS, MATZ, TIERNAN & HERRICK L.L.P.
By:	/s/ Gerald F. Heupel, Jr.
Gerald F. Heupel, Jr., a Partner